SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                             Act of 1934

                         [Amendment No. ___]

Filed by the Registrant                         X
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Check the appropriate box:
__    Preliminary Proxy Statement
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Rule 14a-6(e)(2))
 X    Definitive Proxy Statement
__    Definitive Additional Materials
__    Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-
12

                   First Entertainment Holding Corp.
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(Name of Registrant as Specified in Its Charter)

                            Not Applicable
--------------------------------------------------------------------
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                 FIRST ENTERTAINMENT HOLDING CORP.
                         5495 Marion Street
                       Denver, Colorado 80216
                           (303) 382-1500

             NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                   to be held December 27, 2000

     A Special Meeting of the shareholders of First Entertainment
Holding Corp. (the "Company") will be held on December 27, 2000 at 10:00 a.m. (Denver, Colorado time) at The Comedy Works, 1226 15th
Street, Denver, CO 80202, for the following purposes:

      1.    To elect four members of our Board of Directors;

      2. To consider and vote upon a proposal recommended by the Board of Directors to approve our 2000 Stock Option
            Plan;

      3. To consider and vote upon a proposal recommended by the Board of Directors to amend our Articles Of
            Incorporation to increase authorized common stock.

      4. To consider and vote upon a proposal recommended by the Board of Directors to amend our Articles Of
            Incorporation to change our name to F2 Broadcast Network
            Inc.;

      5. To consider and vote upon a proposal recommended by the Board of Directors to authorize the Board of Directors to determine to effect a reverse stock split of our outstanding common stock;

      6. To ratify the selection of Gordon, Hughes & Banks, LLP to serve as our independent certified accountants for the fiscal year ending December 31, 2000; and

      7. To transact any other business that properly may come before the meeting.

      Only the shareholders of record as shown on our transfer books at the close of business on October 31, 2000 (the "Record Date") are entitled to notice of, and to vote at, the shareholder meeting.

      All shareholders, regardless of whether they expect to attend the meeting in person, are requested to complete, date, sign and return promptly the enclosed form of proxy in the accompanying envelope (which requires no postage if mailed in the United States). The person executing the proxy may revoke it by filing with our Secretary an instrument of revocation or a duly executed proxy bearing a later date, or by electing to vote in person at the shareholder meeting.

      ALL SHAREHOLDERS ARE EXTENDED A CORDIAL INVITATION TO ATTEND THE SHAREHOLDER MEETING.

                                  By order of the Board of Directors

                                      HOWARD STERN
                                      Chairman Of The Board and
                                      Chief Executive Officer
Denver, Colorado
November 29, 2000

                           PROXY STATEMENT

                  FIRST ENTERTAINMENT HOLDING CORP.
                         5495 Marion Street
                        Denver, Colorado 80216
                           (303) 382-1500

                    SPECIAL MEETING OF SHAREHOLDERS
                     to be held December 27, 2000

      This proxy statement is provided in connection with the solicitation of proxies by the Board of Directors of First Entertainment Holding Corp., a Nevada corporation (the "Company"), to be voted at our special meeting of shareholders to be held at 10:00 a.m. (Denver, Colorado time) on December 27, 2000 at The Comedy Works, 1226 15th Street, Denver, CO 80202, or at any adjournment or postponement of the meeting. We anticipate that this proxy statement and the accompanying form of proxy will be first mailed or given to shareholders on or about November 29, 2000.

      The shares represented by all proxies that are properly executed and submitted will be voted at the meeting in accordance with the instructions indicated on the proxies. Unless otherwise directed, the shares represented by proxies will be voted "FOR" each of the following proposals:

      * the election of the four nominees for director whose names are set forth on the proxy card;

      *     the approval of our 2000 Stock Option Plan;

      * the amendment of our Articles Of Incorporation to increase our authorized common stock;

      * the amendment of our Articles Of Incorporation to change our name to F2 Broadcast Network Inc.;

      * the authorization of the Board of Directors to determine to effect a reverse stock split at the time and at the ratio that the Board deems appropriate; and

      *     the ratification of the selection of Gordon, Hughes &
            Banks, LLP as our independent auditors, as described in this proxy statement.

      A majority of the issued and outstanding shares of the common stock entitled to vote, represented either in person or by proxy, constitutes a quorum at any meeting of the shareholders.

      A shareholder giving a proxy may revoke it at any time before it is exercised by delivering written notice of revocation to our Secretary, by substituting a new proxy executed at a later date, or by requesting, in person at the special meeting, that the proxy be returned.

      The solicitation of proxies is to be made principally by mail; however, following the original solicitation, further solicitations may be made by telephone or oral communication with shareholders. Our officers, directors and employees may solicit proxies, but without compensation for that solicitation other than their regular compensation as employees. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to beneficial owners of the shares held of record by those persons. We may reimburse those persons for reasonable out-of-pocket expenses incurred by them in so doing. All expenses involved in preparing, assembling and mailing this proxy statement and the enclosed material will be paid by us.

                          RECENT DEVELOPMENTS

      On November 13, 2000, the Company entered into a letter of intent with BusyBox.com, Inc. ("BusyBox"). The letter of intent contemplates that the Company and BusyBox will enter into a definitive agreement providing for BusyBox to acquire all the outstanding shares of the Company through a tax-free merger transaction. If the total indebtedness of the Company exceeds the current assets of the Company by less than $2 million, and the total indebtedness is not more than $2.5 million, BusyBox shall exchange $3,500,000 of BusyBox stock for all the outstanding shares of the Company. The number of shares of BusyBox stock to be issued shall be based on the average of the closing bid price of the Nasdaq Stock Market for the 10 trading days prior to the closing, provided however that the number of BusyBox shares shall not be less than 700,000 shares. An additional $4 million of BusyBox stock may be issued over the five years following the acquisition if certain net operating profit amounts are realized or achieved. The proposed acquisition is subject to a number of factors, including entering into a definitive agreement, completion of both parties' due diligence review, obtaining all government and material third-party consents and approvals, and obtaining the approval of the stockholders of both parties. The Company will seek the approval of its stockholders pursuant to a proxy statement after a definitive agreement is reached, if at all, with BusyBox.

      On October 30, 2000, the Company filed with the Securities And Exchange Commission (the "SEC") a preliminary proxy statement regarding the shareholders meeting. On November 15, 2000, the Company filed a Quarterly Report on Form 10-QSB regarding the period ended September 30, 2000 which reported, among other things, the following: gross revenues for the three and nine months ended September 30, 2000 of $742,468 and $2,131,403, respectively; net losses for each period of $(1,501,489) and $(5,178,605), respectively; and an accumulated deficit in stockholders' equity of $(24,188,018) at September 30, 2000.

      A copy of the September 30, 2000 Form 10-QSB and other reports filed by the Company with the SEC can be found at the SEC's website located at http://www.sec.gov. See also the section entitled
"Incorporation By Reference", below.

                       1.  ELECTION OF DIRECTORS

      At the special meeting, the shareholders will elect four members of the Board of Directors. Each director will be elected to hold office until the next meeting of shareholders and thereafter until his successor is elected and has qualified. The affirmative vote of a majority of the shares represented at the meeting is required to elect each director. Cumulative voting is not permitted in the election of directors. Consequently, each shareholder is entitled to one vote for each share of common stock held in his or her name. In the absence of instructions to the contrary, the persons named in the accompanying proxy shall vote the shares represented by that proxy for the persons named below as management's nominees for directors. Each of the nominees currently is a director.

      Each of the nominees has consented to be named in this proxy statement and to serve on the Board if elected. It is not anticipated that any nominee will become unable or unwilling to accept nomination or election, but, if that should occur, the persons named in the proxy intend to vote for the election of such other person as the Board of Directors may recommend.

      The following table sets forth, with respect to each nominee for director, the nominee's age, his positions and offices with the Company, the expiration of his term as a director, and the year in which he first became a director of the Company. Individual background information concerning each of the nominees follows the table. For additional information concerning the nominees for director, including stock ownership and compensation, see "Executive Compensation" and "Stock Ownership Of Directors And Principal Shareholders".


                              Position   Expiration
                              with the   of Term as    Initial Date
Name                 Age      Company    Director      as Director
-------------------------------------------------------------------
Howard Stern         44       Chief       Next         February 1999
                              Executive   Shareholder
                              Officer;    Meeting
                              Secretary;
                              Treasurer;
                              And Director

Douglas R. Olson     51       Director    Next         February 1999
                                          Shareholder
                                          Meeting

William Rubin        38       Director    Next         November 1998
                                          Shareholder
                                          Meeting

Michael Marsowicz   36        Chief       Next         August 1999
                              Technology  Shareholder
                              Officer;    Meeting
                              and Director


      Howard Stern has served as a Director since February 1999, as Chairman of the Board since August 1999, as our Chief Executive Officer since November 1999, and as our Secretary and Treasurer since October 2000. He has been in the life insurance business since his junior year in college at the University of Pittsburgh in 1975.

      From July 1993 until October 1998, Mr. Stern was employed in various capacities by The New York Life Insurance Company. He was a registered representative, Council Vice President in 1996 and Council President in 1998. While at New York Life, Mr. Stern was responsible for a variety of sales, training and administrative duties and was active in product development.

      In October 1998, Mr. Stern started and was employed by H. Stern Consulting as a consultant providing consulting, training and seminars for the insurance industry. He also signed a Career Agent's contract with MassMutual Life Insurance Company and was involved in selling registered and non-registered products.

      Mr. Stern has served as a consultant to several life insurance companies, both domestically and abroad, on the development of Variable Products marketing and training, and has been a featured speaker at industry functions. He is a member of the Advanced Association of Life Underwriters, National Association of Life Underwriters, Broward County Life Underwriters, and a member of the American Society of Chartered Life Underwriters.

      Mr. Stern has been a panel member of the National Association of Securities Dealers Arbitration Board. He has been licensed in 20 states for the sale of Life Insurance and Variable Products and also has been approved insurance continuing education instructor in 48 states and in 1998 taught 8 classes nationally for the American College.

      Douglas Olson has served as a director since February 1999, as President from August 1999 to October 2000, and as Chief Operating Officer from November 1999 to October 2000. Mr. Olson previously served as our President and a director from March 1993 to February 1995 and as Chief Executive Officer from August 1999 until November 1999. From February 1995 through July 1, 2000, Mr. Olson was the President and owner of Creative Business Services, Inc., which provides accounting and management information services. We outsource our accounting function to Creative Business Services, Inc.

      William "Bill" Rubin has served as a director since November 1998. He has been a commercial loan officer for Enterprise Social Investment Corporation since 1992, and has served as a vice president with various financial institutions. Mr. Rubin's responsibilities included underwriting and originating construction and real estate current employment loans, workout and restructuring of real estate loans, and management of loan portfolios in excess of $150 million. Mr. Rubin earned a BBA in Finance and Accounting from Southern Methodist University in 1983. Mr. Rubin serves as a director for Assets Management.

      Michael Marsowicz has served as our Chief Technology Officer since July 1999 and as a director since August 1999. During 1998 and 1999, Mr. Marsowicz served as Chief Technology Officer for Maxnet, Inc., Virtual Financial Holdings, and the Presentation Network, all of which were involved in the technology industry.
From 1995 until 1998, Mr. Marsowicz was the Chief Technology Officer of Net Health Care. Mr. Marsowicz previously served in technical support positions at New York Life from 1993 until 1995.

      No family relationship exists between or among any of the persons named above. None of our directors are directors of any other company that has a class of equity securities registered under, or required to file reports pursuant to, Section 15(d) of the Securities Act of 1933 or Section 12 of the Securities Exchange Act of 1934, or any company registered as an investment company under the Investment Company Act of 1940. There are no arrangements or understandings between any of the named directors or officers and any other persons pursuant to which any director or officer was selected or nominated as a director or officer.

Certain Committees

      The Board of Directors has delegated certain of its functions to committees, including an Audit Committee, a Compensation Committee and a Nominating Committee.

      The Audit Committee performs the following functions: recommending to the Board of Directors the independent auditors to be employed; discussing the scope of the independent auditors' examination; reviewing the financial statements and the independent auditors' report; soliciting recommendations from the independent auditors regarding internal controls and other matters; establishing guidelines for the Board of Directors to review related party transactions for potential conflicts of interest; making recommenda tions to the Board of Directors; and performing other related tasks as requested by the Board. During 1999, the Audit Committee, consisting of Messrs. Stern and Rubin, did not meet.

      The Compensation Committee has the authority to establish policies concerning compensation and employee benefits. The Compensation Committee reviews and makes recommendations concerning the compensation policies and the implementation of those policies and determines compensation and benefits for executive officers. During 1999, the Compensation Committee, consisting of Messrs. Stern, Olson and Rubin, met one time and took action by written consent 19 times.

      The Nominating Committee considers and recommends candidates for election to the Board. The Nominating Committee will consider suggestions from shareholders regarding possible director candidates. These suggestions, together with appropriate biographical information, should be submitted to the Secretary of the Company. During 1999, the Nominating Committee, consisting of Messrs. Stern and Rubin, met one time.

      During 1999, the Board of Directors met 13 times and took action by written consent eight times. Each director participated in at least 75 percent of the total number meetings and actions by written consent of the Board of Directors and of all committees of the Board of Directors on which that director served during 1999.

      Audit Committee Report

      In connection with the preparation of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999, the members of the Audit Committee reviewed and discussed the audited financial statements included in that report with management. In addition, the members of the committee discussed with the independent auditors the matters required to be discussed by SAS 61. The members of the audit committee also received the written disclosures and the letter from the Company's independent auditors required by ISB Standard No. 1 and discussed with the auditors the auditors' independence.

                                    The Audit Committee
                                    Howard Stern
                                    William Rubin

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes of ownership of common stock and other of our equity securities. We believe that during the year ended December 31, 1999, our officers, directors, and holders of more than 10% of our common stock complied with all Section 16(a) filing requirements. In making these statements, we have relied upon our review of the monthly statements of changes filed with us by our officers and directors.

                          EXECUTIVE COMPENSATION

      The following table sets forth in summary form the compensation received during each of the last three completed years by our current and former Chief Executive Officers (the "Named Executive Officers"). No executive officer's compensation exceeded $100,000 during the year ended December 31, 1999. The figures in the following table are for fiscal years ended December 31, 1999, 1998, and 1997:


                     Summary Compensation Table


Name and                   Fiscal       Salary        Bonus         Other Annual
Principal Position         Year        ($)            ($)(1)        Compensation
                                                                    ($)(2)
Abraham B. Goldberg(6)     1999         -             -0-           $97,500
Former Chairman of the     1998        $14,500        -0-           $47,500
Board, former President,   1997        $24,000        -0-           $47,500(8)
former Chief Executive
Officer, and a director
--------------------------------------------------------------------------------
Howard Stern, Chief        1999        $12,500         -             -
Executive Officer,         1998        -               -             -
Secretary, Treasurer,      1997        -               -             -
and a director
--------------------------------------------------------------------------------
Douglas Olson,             1999        $12,000         -             -
Director                   1998        -               -             -
                           1997        -               -             -


                                    Long Term Compensation
                                Awards                Payouts
Name                      Restricted   Securities    LTIP          All Other
Principal Position        Stock        Underlying    Payouts       Compensation
                          Awards(s)    Options/SARs  ($)(4)        ($)(5)
                          ($)          (#)(3)
Abraham B. Goldberg(6)    -0-          -0-           -0-           -0-
Former Chairman of the    $76,500      -0-           -0-           $47,550
Board, former President,  -0-          -0-           -0-           $84,000
Former Chief Executive
Officer, and a director
-----------------------------------------------------------------------------
Howard Stern, Chief       -0-          -0-           -0-           $75,000
Executive Officer,        -0-          -0-           -0-           -0-
Secretary, Treasurer,     -0-          -0-           -0-           -0
and a director
-----------------------------------------------------------------------------
Douglas Olson,            -0-          -0-           -0-           $84,000(9)
Director                  -0-          -0-           -0-           $85,250(9)
                          -0-          -0-           -0-           $90,323(9)

(1) The dollar value of bonus (cash and non-cash) paid during the year indicated.

(2) Consists of compensation not properly categorized as salary or bonus, including perquisites and other personal benefits, securities or property.

(3) The sum of the number of shares of common stock to be received upon the exercise of all stock options granted.

(4) We do not have in effect any plan that is intended to serve as incentive for performance to occur over a period longer than one fiscal year.

(5) The amounts shown in this column represent amounts that are alleged by the SEC to be compensation for Mr. Goldberg in a lawsuit filed against Mr. Goldberg and the Company in August 1999. This lawsuit is described in the "Legal Proceedings" section of our Form 10-KSB for the year ended December 31, 1999. The amounts alleged by the SEC to constitute compensation include the following: (a) a total of $148,300 alleged to have been paid by Creative Business to Munchkintown, a company owned by Mr. Goldberg's wife, including approximately $30,000 alleged to have been paid in 1995, approximately $72,000 alleged to have been paid in 1996, and approximately $46,300 alleged to have been paid in 1997, and (b) payments alleged to have been made by Michael Payne to Mr. Goldberg through Munchkintown of $42,300 in May 1995 and $21,671 made in July 1995. Other amounts alleged to have been paid to Mr. Goldberg in the SEC complaint are included under the headings "Other Annual Compensation" and "Restricted Stock Awards" and are described in footnotes (7) and (8), respectively, below.
     In addition to the amounts shown in the above table, the SEC alleged in its complaint that the Company failed to disclose as compensation total payments of $73,971.25 from Michael Payne to Mr. Goldberg through Munchkintown in 1995 and a payment of $1,500 to Mr. Goldberg through Munchkintown by Foremont, Inc. in 1995.

(6) Mr. Goldberg resigned from his positions as President, Chief Executive Officer and Chairman Of The Board on August 9, 1999. At that time, Douglas Olson was elected President and Chief Executive Officer and Howard Stern was elected as Chairman Of The Board. Mr. Stern was elected as Chief Executive Officer in November 1999.

(7) Consists of the value of common stock transferred to NMG, LLC, which is owned by Mr. Goldberg's wife. See below "-Certain
     Relationships And Related Transactions".

(8) Includes payments to Mr. Goldberg's wife and an entity owned by Mr. Goldberg's wife in the amount of $5,500 for 1997. See below, "-Certain Relationships And Related Transactions".

(9)  Consists of salary received from Creative Business Services,
     Inc.  See below, "-Certain Relationships And Related
     Transactions".

      As of December 31, 1999, we had no group life, health, hospitalization, medical reimbursement or relocation plans in effect which discriminate, in scope, terms, or operation, in favor of our officers or directors and that are not generally available to all salaried employees. Further, we have no pension plans or plans or agreements which provide compensation in the event of termination of employment or change in control.

Option Grants Table

      The following table sets forth information concerning individual grants of stock options made during the fiscal year ended December 31, 1999 to each Named Executive Officer. For further information regarding these options, please refer to the section entitled "-Option Grants And Cancellations", below

                      % of Total
          Shares       Options                          Closing
          Underlying   Granted to     Exercise          Market
          Options      Employees      or Base           Price on      Expiration
Name      Granted (#)  in Fiscal Year Price ($/Share)   Date of Grant  Date
Abraham B.  2,250,000   31.7%          (1)              (1)            (1)
Goldberg

Howard      1,200,000   16.9%          (2)              (2)            (2)
Stern

Douglas     1,200,000   16.9%          (3)              (3)            (3)
Olson

(1) The options issued to Mr. Goldberg during 1999, which options the Company attempted to cancel as described below in "-Option
Grants And Cancellations", consist of the following:


                                       Closing
               Shares                  Market
               Underlying   Exercise   Price on        Expiration
Date of Grant  Options      Price      Date of Grant   Date
3/11/99        1,000,000    $ .21       $ .37            3/11/02
3/18/99          500,000    $ .53       $ .56            3/18/02
5/12/99          750,000    $1.34       $1.34             1/1/05

(2) The options issued to Mr. Stern during 1999, which options were cancelled as described below in "-Option Grants And
Cancellations", consist of the following:

                                       Closing
               Shares                  Market
               Underlying   Exercise   Price on        Expiration
Date of Grant  Options      Price      Date of Grant   Date
3/11/99          250,000    $ .21       $ .37            3/11/02
3/18/99          200,000    $ .53       $ .56            3/18/02
5/12/99          750,000    $1.34       $1.34             1/1/05

(3) The options issued to Mr. Olson during 1999, which options were cancelled as described below in "-Option Grants and Cancellations", consist of the following:

                                       Closing
               Shares                  Market
               Underlying   Exercise   Price on        Expiration
Date of Grant  Options      Price      Date of Grant   Date
3/11/99          250,000    $ .21       $ .37            3/11/02
3/18/99          200,000    $ .53       $ .56            3/18/02
5/12/99          750,000    $1.34       $1.34             1/1/05


Aggregated Option Exercises And Fiscal Year-End Option Value Table

      The following table indicates exercises of stock options during the fiscal year ended December 31, 1999 by the Named Executive
Officers, and also sets forth information concerning the fiscal year-end value of unexercised options held by each Named Executive
Officer.

                      Aggregated Option Exercises
                For Fiscal Year Ended December 31, 1999
                      And Year-End Option Values


                                       Number of    Value of
               Shares                  Unexercised  Unexercised
               Acquired     Value      Options      In-The-Money
               On Exercise  Realized   at Fiscal    Options at Fiscal
Name           (#)(1)       ($)(2)     Year-End (#) Year-End ($) (3)
Abraham B.     100,000      $275,875    900,000 (4)   $384,750
Goldberg

Howard Stern   100,000      $148,553    775,000 (5)    $10,688 (5)

Douglas Olson  100,000      $152,435    775,000 (5)    $10,688 (5)

---------------

(1) The number of shares received upon exercise of options during the fiscal year ended December 31, 1999.

(2) With respect to options exercised during the Company's fiscal year ended December 31, 1999, the dollar value of the difference between (A) the exercise price of the option, and
      (B) the market value of the option shares purchased on the date of the exercise of the options as determined by averaging the high and low prices for the Common Stock on that date as reported on the OTC Bulletin Board.

(3) For all unexercised options held as of December 31, 1999, the aggregate dollar value of the excess is the market value of the stock underlying those options over the exercise price of those unexercised options. For purposes of this table, the market value used for the Common Stock is the average of the high and low prices for the Common Stock on that date as reported on the OTC Bulletin Board.

(4) Consists of options to purchase 900,000 shares for $.21 per share as claimed by Mr. Goldberg as of December 31, 1999 as reported on a Form 5 Annual Statement Of Beneficial Ownership Of Securities filed by Mr. Goldberg with the SEC on February 14, 2000. As described below under "-Option Grants And Cancellations", the Company has attempted to cancel all but 250,000 of the nonexercised options previously granted to Mr. Goldberg.

(5) Includes options to purchase 750,000 shares for $1.34 per share until January 1, 2005, with 250,000 of the options vesting on each of January 1, 2000, 2001 and 2002 if the Named Executive Officer is a director on those dates. These options subsequently were cancelled as described below in "-Option Grants And Cancellations". On December 31, 1999, these options had no value because they were not yet vested and because their exercise price was in excess of the average of the high and low prices for the Common Stock on that date. Also includes options to purchase 25,000 shares for $.21 per share until March 11, 2002. These options also were subsequently cancelled as described in "-Option Grants And Cancellations".

Employee Retirement Plans, Long-Term Incentive Plans, and Pension
Plans

      Other than our stock option plans, we have no employee retirement plan, pension plan, or long-term incentive plan to serve as incentive for performance to occur over a period longer than one fiscal year.

Compensation of Directors

      During the year ended December 31, 1999, no compensation was paid to our directors except for option grants described below under "-Option Grants And Cancellations". We reimburse directors for out-of-pocket expenses incurred by them in connection with our business.

Employment Contracts And Termination Of Employment And Change-In-
Control Arrangements

      We do not have any written employment contracts with any of our officers or other employees. We have no compensatory plan or arrangement that results or will result from the resignation, retirement, or any other termination of an executive officer's employment or from a change-in-control or a change in an executive officer's responsibilities following a change-in-control. However, prior to their termination on September 15, 2000, certain options would have become exercisable immediately upon the occurrence of a change-in-control of the Company. See below, "-Option Grants And Cancellations".

Option Grants And Cancellations

      On March 11, 1999, we issued options to our directors and some consultants to purchase an aggregate of 1,000,000 shares of common stock at $.21 per share until March 11, 2002, all of which vested immediately. In addition, contingent options for a total of 950,000 shares at an exercise price of $.21 per share were issued on March 11, 1999 to directors subject to an internet gaming licensing agreement being executed with Starnet Communications and a definitive software licensing agreement being executed with Global Games Holdings. These agreements subsequently were executed and the options vested. Total options earned from the March 11, 1999 issuances are as follows:

      *  A.B. Goldberg - 1,000,000
      *  Douglas Olson - 250,000
      *  Howard Stern - 250,000
      *  William Rubin - 250,000

      On September 14, 1999, the Board of Directors determined to reduce the number of shares that may be purchased pursuant to these options granted to our directors by 875,000. Mr. Goldberg opposed this resolution of the Board. Mr. Goldberg's counsel has stated that it is Mr. Goldberg's position that we do not have the right to cancel options previously issued to Mr. Goldberg without Mr. Goldberg's concurrence and that Mr. Goldberg does not intend to agree to relinquish those options. On November 17, 1999, the Board clarified its option cancellation of September 14, 1999 based on the fact that both of the agreements for which the cancelled options had been granted either had been or would be cancelled without having resulted in any business for the Company. The cancellation of the agreements resulted from the Board's learning that the purported products being acquired were not completed or otherwise in the form represented by Mr. Goldberg to the Board. Mr. Goldberg's counsel also objected to and denied the effectiveness of this action. In October 1999, a committee of the Board, based on information contained in the SEC's complaint described above in footnote (5) to the Summary Compensation Table that was not available to the Board in March 1999, cancelled the remainder of the options that had been granted to Mr. Goldberg in March 1999. The information contained in the complaint that was not known to the Board prior to its having received the SEC complaint included allegations of payments to Mr. Goldberg, his wife and others. See below, "-Certain Relationships And Related Transactions".

      At the meeting of the Board of Directors held on March 18, 1999, the Board approved the issuance of options to purchase common stock for each of our directors, as well as a consultant to the Company. Options to purchase an aggregate of 1,200,000 shares were issued and were originally exercisable at a price of $.53 per share until March 18, 2002. The options were contingent upon our common stock trading at a price of at least $1 per share on December 31, 1999. In September 1999, the Board determined to cancel all these options. Mr. Goldberg opposed this resolution of the Board. Mr. Goldberg's counsel has stated that it is Mr. Goldberg's position that the Company did not have the right to cancel options previously issued to Mr. Goldberg without Mr. Goldberg's concurrence and that Mr. Goldberg did not intend to agree to relinquish those options. Our common stock did not trade at a price of at least $1 per share on December 31, 1999 and all these options thus terminated by their terms even if the Board's cancellation was not effective.

      On May 12, 1999, we granted options to purchase 750,000 shares to each of our directors. 250,000 of these options become exercisable on each of January 1, 2000, 2001 and 2002 if the recipient continues to be a director on those respective dates. These options are exercisable at a price of $1.34 per share until January 1, 2005. In July 1999, the Board agreed that the 250,000 options issued to Mr. Goldberg that were to become exercisable on January 1, 2000 would become exercisable immediately. In October 1999, a committee of the Board, based on information contained in the SEC's complaint described above in footnote (5) to the Summary Compensation Table that was not available to the Board in July 1999, determined that the options to purchase 250,000 shares that were allowed to vest in July 1999 should not have been allowed to vest. Because Mr. Goldberg was a director on January 1, 2000, these options currently are treated by the Company as having vested on January 1, 2000. See below, "-Certain Relationships And Related Transactions". On January 4, 2000, we cancelled the options granted to non-employee directors in May 1999 in exchange for options to purchase 50,000 shares until January 4, 2003. The new options are exercisable at $.61 per share, which was the closing bid price on the date of grant. Mr. Rubin and Mr. Puccio agreed to this exchange. Mr. Goldberg has not agreed.

      Also on January 4, 2000, we approved grants of options to purchase 250,000 shares for $.61 per share to each officer who also is a director in exchange for the cancellation of the options granted in May 1999. The recipients of these options were Howard Stern, Douglas Olson and Michael Marsowicz, all of whom agreed to this exchange. These options expire on January 4, 2005. These options become exercisable as follows:

Shares Becoming Exercisable          Triggering Event

      50,000 When the average closing price of the common stock is at least $2.25 for 10 consecutive business days.
      75,000                  When the Company achieves annual
                              revenues of $4.25 million.
     125,000                  When the Company achieves earnings per
                              share of $.05.

      Also on January 4, 2000, we approved grants of options to purchase 187,500 shares for $.61 per share to each of Daniel Stansky, our former Chief Financial Officer, and Robert Fuchs, our marketing director. With the exception of Mr. Stansky's options, which expired upon the termination of his employment on April 3, 2000, these options expire on January 4, 2005. These options are exercisable as follows:




Shares Becoming Exercisable        Triggering Event

      37,500 When the average closing price of the common stock is at least $2.25 for 10 consecutive business days.
      56,250                  When the Company achieves annual
                              revenues of $4.25 million.
      93,750                  When the Company achieves earnings per
                              share of $.05.

      On January 4, 2000, we also rescinded option grants previously made in July 1999 to Wende Curtis, our Secretary at that time, and another employee. The rescinded options were each for 25,000 shares at $1.59 per share until July 1, 2004. These options were replaced with new options to purchase 50,000 shares for $.61 per share for three years.

      All the Board actions concerning the options that we terminated and replaced in January 2000 were made with the acceptance of the option holders, except that Mr. Goldberg objects to termination of any options issued to him.

      On January 4, 2000, we approved options for our officers that become exercisable only in the event of a change-in-control of the Company. These options are exercisable for $.61 per share, which was the closing bid price for our common stock on January 4, 2000. These options were granted as follows:

      *  Howard Stern - 750,000
      *  Douglas Olson - 750,000
      *  Michael Marsowicz - 750,000
      *  Daniel Stansky - 562,500
      *  Robert Fuchs - 562,500

      On January 25, 2000, we approved grants of options as follows:

      *  Howard Stern - 75,000
      *  Douglas Olson - 75,000
      *  Michael Marsowicz - 75,000
      *  Daniel Stansky - 56,250
      *  Robert Fuchs - 56,250

      These options are exercisable until January 25, 2005. The exercise price for these options is $1.33 per share, which was the closing bid price for the common stock on January 25, 2000. These options become exercisable only if our common stock trades at a price of $4.50 or higher for 10 consecutive business days between January 25, 2000 and July 1, 2001. The options granted to Mr. Stansky expired upon the termination of his employment in April 2000.

      Also on January 25, 2000, we approved the grant of options to purchase 25,000 shares to William Rubin, an outside director. These options become exercisable at the rate of 6,250 shares per quarter during 2000. The exercise price is $1.33 per share.

      The Board's decision to cancel options and issue other options as described above was based on a determination, for the reasons described above, that the Company did not receive sufficient value to justify the original grant of the options that were cancelled or that the options no longer provided incentive to the option holders due to the high exercise price of the options relative to the trading price of the common stock at that time. The new options were granted subject to vesting terms that the Board believed provided more incentive for the performance of the recipients of those options and more closely aligned the interests of the recipients with our shareholders.

      All the options described in the foregoing section entitled "- Option Grants And Cancellations" which were held by each of Messrs. Stern, Olson, Marsowicz and Fuchs on September 15, 2000 have been relinquished by those persons so that each may participate in the Company's 2000 Management Compensation Plan described below in "- Cancellation And Reissuance Of Options In September 2000".

Cancellation And Reissuance Of Options In September 2000

      On September 15, 2000, the Board of Directors determined that the outstanding options held by officers and directors no longer provided incentive due to the high exercise price of the options relative to the trading price of the common stock at that time. The Board then enacted the 2000 Management Compensation Plan to compensate directors, officers and consultants and to provide incentives for those persons in acting on behalf of the Company. In order to participate in the Management Compensation Plan, officers and consultants were required to relinquish any options previously granted to them except that Mr. Marsowicz was not required to relinquish options he received as consideration for the sale to the Company of his interest in All That Media, Inc. See below "-Certain Relationships And Related Party Transactions". Options to purchase common stock have been issued pursuant to the Management Compensation Plan, and shares of common stock were authorized to be issued, to the following persons in the respective amounts indicated:

Recipient             Shares To Be Issued   Initial Options Granted
Howard Stern           2,500,000            1,250,000
Douglas Olson          2,500,000            1,250,000
Michael Marsowicz      2,500,000            1,250,000
Duane Knight           1,000,000              500,000
Ronald Ratner          1,000,000              500,000
Robert Fuchs             500,000              250,000
-----------------------------------------------------
                      10,000,000            5,000,000

      All recipients of shares and options under the Management Compensation Plan were officers and employees at the time of grant except for Mr. Knight, a consultant providing accounting and administrative services. The options are exercisable at a price of $.08 per share until September 15, 2005. The closing sales price for the common stock on September 15, 2000 was $.08. The options are exercisable 25% immediately and 25% on each of the first three anniversaries of the date of grant provided that the recipient continues to be a director, officer, employee or consultant at that respective time. In addition, the options provide that when the last sales price for the common stock is at least $.16 per share for three consecutive trading days, the option holder may elect to exchange each option exercisable at $.08 per share for two options exercisable at $.16 per share. Similarly, the option holder may exchange each of his options for two options to purchase one share of common stock each at $.32 per share at such time as the last sales price for the common stock is at least $.32 per share for three consecutive trading days. If these price levels are attained and if all the recipients of the initial options to purchase 5,000,000 shares of common stock elect to exchange them for options exercisable at each of the higher prices, options to purchase a total of 20,000,000 shares would be outstanding at an exercise price of $.32 per share.

      Participants will not be issued the shares authorized by the Management Compensation Plan, and the Participants may not exercise the options granted pursuant to the Management Compensation Plan, unless either our authorized capital is increased to at least 75,000,000 shares of common stock or the Board otherwise determines that the Company's authorized capital, assuming issuance of the shares and exercise of options granted pursuant to the Management Compensation Plan, is sufficient to satisfy the Company's needs. Stockholder approval of an increase in authorized capital to 250,000,000 shares is being sought at the special meeting for which this proxy statement is being distributed. See, "3. Proposal To Amend The Company's Articles Of Incorporation To Increase Authorized Common Stock."

Stock Ownership of Directors and Principal Shareholders

      As of September 30, 2000, a total of 35,796,327 shares of our common stock were issued and outstanding. Each share of common stock is entitled to one vote at the meeting. The following table sets forth information regarding ownership of the common stock as of September 30, 2000 by: (1) each person known by us to be the beneficial owner of more than 5 percent of the outstanding common stock; (2) each director; and (3) all executive officers and directors as a group.

Name and Address        Beneficial Ownership (1)    Percent of Class
Doug Olson                4,509,369                    12.2%
5495 Marion Street              (2)
Denver, CO 80216

Howard Stern              4,732,447                    12.8%
500 Corporate Drive,            (2)
Suite 200
Ft. Lauderdale,
FL 33334-3603

William Rubin               400,000                     1.1%
313 East Fort Ave.              (3)
Baltimore, MD 21230

Michael Marsowicz         4,427,299                    11.8%
2500 E. Hallandale          (2) (4)
 Beach Blvd.
Hallandale, FL 33009

Officers and Directors
  as a Group
  (five persons)         14,069,115                    35.0%
                           (2)(3)(4)

--------------------

(1) "Beneficial Ownership" is defined in the regulations promulgated by the U.S. Securities and Exchange Commission as having or sharing, directly or indirectly (i) voting power, which includes the power to vote or to direct the voting, or
      (ii) investment power, which includes the power to dispose or to direct the disposition, of shares of the common stock of an issuer. The definition of beneficial ownership includes shares underlying options or warrants to purchase common stock, or other securities convertible into common stock, that currently are exercisable or convertible or that will become exercisable or convertible within 60 days. Unless otherwise indicated, the beneficial owner has sole voting and investment power.

(2) Assumes: (a) all contingencies described above in "- Cancellation And Reissuance Of Options In September 2000" are satisfied and the 2,500,000 shares authorized to be issued to the named security holder are issued, and (b) the named security holder exchanges all options held by him on the date each threshold regarding the last sales price of the common stock is reached for twice as many options exercisable at the higher price. As described above in "-Cancellation And Reissuance Of Options In September 2000", only 25 percent of options granted pursuant to the Management Compensation plan are exercisable on the date of grant. Therefore, the figure in the table above includes 1,250,000 shares issuable upon the exercise of options to purchase up to 1,250,000 shares of common stock until September 15, 2005, which number of options represents 25 percent of the total number of options which may be required to be issued to the named security holder pursuant to the Management Compensation Plan and which will be exercisable on the date of grant. Each potential holder of these options has agreed to refrain from exercising any of these options until the Company has increased its authorized number of shares of common stock to at least 75 million or the Board otherwise determines that the Company's authorized capital, assuming exercise of these options, is sufficient to satisfy the Company's needs. See above, "-Cancellation And Reissuance Of Options In September 2000".

(3) Includes options to purchase 125,000 shares for $.21 per share until March 11, 2002; options to purchase 50,000 shares for $.61 per share until January 4, 2003; and options to purchase an additional 25,000 shares for $1.33 per share until January 25, 2005.

(4) Includes options to purchase 500,000 shares for $.75 per share until October 10, 2001. Mr. Marsowicz has agreed to refrain from exercising any of his options until the Company has increased its authorized number of shares of common stock to at least 75 million or the Board otherwise determines that the Company's authorized capital, assuming exercise of these options described above in footnote (2), is sufficient to satisfy the Company's needs.

Certain Relationships And Related Transactions

      Commencing April 1995, we contracted out substantially all our administrative, management and accounting functions to Creative Business Services, Inc. Through May 25, 2000, Creative Business was wholly-owned by Douglas R. Olson, a director. Effective May 25, 2000, he sold the business to his sister. Monthly fees for those services were $21,000 for the period January 1, 1997 through August 31, 1998, and thereafter the fees were reduced to $14,000 per month through July 1999. Commencing August 1999, the fees were increased to $21,000 per month due to our increased activities. These are paid in cash or shares of common stock based on market prices.
Total annual fees paid by cash and by the issuance of common stock for 1999 and 1998 were $225,000 and $252,000, respectively, with the 1999 figure consisting of 250,500 shares of common stock (of which 33,500 were unsold as of December 31, 1999) and $41,386 cash and the 1998 figure consisting of 339,766 shares and $37,526 in cash.

      In July 1997, we acquired 100,000 shares of common stock of The Best Of As Seen On TV from NMG, LLC, an entity owned by the wife of A.B. Goldberg, a former director and former president of the Company, in exchange for 100,000 shares of common stock. The 100,000 shares of the common stock were used by Mr. Goldberg and his wife to settle a lawsuit against them and other defendants, including Mr. Goldberg's mother. The value of the common stock issued to NMG, LLC of $50,000 has been classified as officer compensation in our consolidated statements of operations.

      Consulting fees were paid to the wife of A.B. Goldberg for the year ended December 31, 1997 in the amount of $5,500. The amounts paid to the wife of A.B. Goldberg have been classified under officer compensation in the consolidated statements of operations included in the "Financial Statements" section of this prospectus and in the Summary Compensation Table included in the "Executive Compensation" section of this prospectus.

      Our internet related businesses are conducted through our First 2 Market, Inc. subsidiary. All That Media, Inc., which was acquired by us in June 1999, was merged into First 2 Market, Inc. in June 1999. At the time it was acquired by us, All That Media was a newly-formed company that specialized in intellectual property development, internet portal development and internet advertising. We issued an option to purchase a total of 500,000 shares of common stock for $.75 per share until October 10, 2001 to Michael Marsowicz, the President and 50 percent owner of All That Media, in exchange for all the outstanding stock of All That Media. Mr. Marsowicz subsequently was elected as our Chief Technology Officer in July 1999 and as a director in August 1999.

      On July 7, 1999, we entered into an agreement with Coleman And Company Securities, Inc. pursuant to which Coleman agreed to act as our exclusive investment advisor, exclusive private placement agent and exclusive investment banker. This agreement has a term of 12 months. As compensation, we agreed to pay Coleman a total of $40,000 and to issue Coleman options to purchase 500,000 shares of common stock at a purchase price of $.875 per share at any time during the five-year period commencing on July 7, 1999. We granted Coleman registration rights concerning the transfer of the shares of common stock that may be issued upon the exercise of these warrants. We also agreed to pay Coleman an amount equal to 10% of the funds raised by Coleman, a three percent non-accountable expense allowance with respect to those funds, and placement agent warrants with an exercise price no more favorable than that given to investors in any private placement transaction in which Coleman participates equal to 10 percent of the amount of equity raised by Coleman. In addition, if we enter into a merger acquisition or sale transaction with the party introduced by Coleman, we agree to pay Coleman five percent of the first $2,000,000 of value of that transaction, four percent of the following $2,000,000 of value, three percent of the following $2,000,000 of value, two percent of the following $2,000,000 of value, and one percent of the balance of the value of the transaction. We also agreed to pay Coleman an amount equal to 10 percent of the amount raised by us from financing sources introduced by Coleman to us if those amounts are raised within 24 months after the introduction. We granted Coleman a right of first refusal to undertake any financing on behalf of the Company within the term of the agreement. In September 1999, subsequent to entering into the agreement with Coleman, we elected Philip C. Puccio as a director. Mr. Puccio resigned as a director in August 2000. Mr. Puccio is the President and Chief Executive Officer of Coleman.

      The Board believes that the terms of the related party transactions described above were at least as favorable as those that we could have obtained from unrelated third parties in arms-length transactions.

      In July 1999, Howard Stern, one of our directors who had a personal relationship with A.B. Goldberg prior to Mr. Stern's having joined the Board in February 1999, made a personal loan to Mr. Goldberg of approximately $20,000. No specific maturity date or other terms were discussed at the time. Mr. Goldberg was the Chief Executive Officer as well as a director of the Company at the time of the loan.

      On October 7, 1999, the Board of Directors established a Related Parties Transactions Committee primarily for the purpose of dealing with issues between the Company and Mr. A.B. Goldberg concerning prior grants of options as described above under "Executive Compensation - Option Grants" and related to reimbursement of Mr. Goldberg's expenses to defend against the SEC's complaint described under "The Company--Legal Proceedings." From February 1995 until August 9, 1999, Mr. Goldberg was our Chief Executive Officer and from April 1998 until June 2000, Mr. Goldberg was a director. The Related Parties Transactions Committee consists of four directors.

      The Related Parties Transactions Committee held a meeting on October 7, 1999 and determined, among other matters, that all outstanding stock options previously granted to Mr. Goldberg are null and void and/or cancelled. As indicated under "Executive Compensation-Option Grants", we previously cancelled, on a pro rata basis, certain stock options previously granted to Mr. Goldberg and the other directors of the Company (the "Prior Cancellations"). At that time, Mr. Goldberg's counsel informed us that Mr. Goldberg does not intend to relinquish those stock options even though the other directors all indicated their intent to do so. We anticipate that Mr. Goldberg may elect to litigate with us concerning the Prior Cancellations as well as the stock options cancelled by the Related Parties Transactions Committee. On March 27, 2000, we filed a complaint in the District Court for Arapahoe County, Colorado against Mr. Goldberg, the Securities Investor Protection Corporation, and the U.S. Internal Revenue Service. In the Complaint, we alleged that, during Mr. Goldberg's tenure as an officer and director, Mr. Goldberg engaged in fraudulent activities, breached his fiduciary duties, and acted negligently, all of which resulted in our suffering damages. In the Complaint, we are seeking compensatory and punitive damages from Mr. Goldberg, the return of Company property, and a declaration that stock options granted to Mr. Goldberg were fraudulently obtained, were void, and that Mr. Goldberg must repay us for the options that he exercised before we became aware of the true facts after granting the options in March 1999. The SIPC and IRS were included as Defendants in this matter because the SIPC holds a judgment against Mr. Goldberg that it is attempting to collect and has claimed an interest in the stock options that we are seeking to void, and the IRS has assessed a tax lien against Mr. Goldberg that it is seeking to collect. A third party, Sterling Consulting Corp., has indicated that it will seek to intervene in this matter because it is attempting to collect on a debt owed by Mr. Goldberg. Mr. Goldberg has filed an Answer denying our claims. Mr. Goldberg has not asserted any counterclaims against us in this matter. The IRS has sought to remove this matter to the U.S. District Court for the District of Colorado, but the IRS has not determined whether it will participate in this matter or seek to be dismissed. SIPC has moved to be dismissed from this matter because it believes that its interests are adequately protected in a separate matter pending in the Denver District Court. We have not opposed SIPC's motion to be dismissed.

           2.  PROPOSAL TO ADOPT 2000 STOCK OPTION PLAN

      The Board of Directors has adopted, subject to shareholder approval, our 2000 Stock Option Plan (the "2000 Plan"). The 2000 Plan will terminate, and all options granted under the 2000 Plan will be void, if the 2000 Plan is not approved by the shareholders on or before June 1, 2001.

      Options to purchase 1,000,000 shares of common stock may be granted pursuant to the 2000 Plan. The options granted pursuant to the 2000 Plan may be either incentive options or non-qualified options. The 2000 Plan is intended to provide incentives to key employees, directors and other persons who have or are contributing to our success by offering them options to purchase shares of common stock. The effect of the adoption of the 2000 Plan will be to increase the number of shares issuable upon the exercise of options that may be granted under all our stock option plans, which will allow us to grant more options from time to time and thereby augment our program of providing incentives to employees and other persons. The terms of the 2000 Plan concerning incentive options and non-qualified options are substantially the same except that only employees are eligible for incentive options and employees and other persons who have contributed or are contributing to our success are eligible for non-qualified options. The number of options authorized is a maximum aggregate so that the number of incentive options granted reduces the remaining number of options that can be granted as non-qualified options; similarly, the number of non-qualified options granted reduces the remaining number of option that can be granted as incentive options. There currently are 27 employees eligible to receive incentive options and an unspecified number of persons eligible to receive non-qualified options.

      The portion of the 2000 Plan concerning incentive options and non-qualified will be administered by the option committee, which may consist of either (a) the entire Board of Directors, or (b) a committee, appointed by the Board of Directors, of two or more non-employee directors. If the option committee consists of less than the entire Board, each member of the committee is required to be a "non-employee director" as defined in SEC regulations. To the extent necessary for any option granted under the 2000 Plan to be considered as performance based compensation that is not subject to limitations on deductibility under the Internal Revenue Code, shall be an "outside director" as defined in the Code and related regulations. A "non-employee director" is a director who (1) is not currently one of our officers or employees; (2) does not receive compensation from us in excess of $60,000 for services rendered other than as a director; and (3) is not involved in any transaction that is required to be disclosed in our Form 10-KSB and proxy reports as a related party transaction. An "outside director" means, generally, a director who (1) is not one of our current employees, (2) is not one of our former employees who receives compensation for prior services during the taxable year in question, (3) has not been one of our officers, and (4) does not receive compensation from us, either directly or indirectly, in any capacity other than as a director. The option committee has discretion to select the persons to whom incentive options and non-qualified options will be granted, the number of shares to be granted, the term of these options and the exercise price of these options. However, no option may be exercisable more than 10 years after the granting of the option, and no option may be granted under the 2000 Plan after June 2, 2010.

      The 2000 Plan provides that the exercise price of incentive options granted cannot be less than the fair market value of the underlying common stock on the date the incentive options are granted. No incentive option may be granted to an employee who, at the time the incentive option would be granted, owns more than ten percent of our outstanding stock unless the exercise price of the incentive option granted to the employee is at least 110 percent of the fair market value of the stock subject to the incentive option, and the incentive option is not exercisable more than five years from the date of grant. In addition, the aggregate fair market value (determined as of the date an option is granted) of the common stock underlying incentive options granted to a single employee which become exercisable in any single calendar year may not exceed the maximum permitted by the Internal Revenue Code for incentive stock options. This amount currently is $100,000.

      All options granted under the 2000 Plan may become fully exercisable upon the occurrence of a change in control of the Company or certain mergers or other reorganizations or asset sales described in the 2000 Plan.

      Options granted pursuant to the 2000 Plan will not be transferable during the optionee's lifetime except in limited circumstances set forth in the 2000 Plan. Subject to the other terms of the 2000 Plan, the option committee has discretion to provide vesting requirements and specific expiration provisions with respect to the incentive options and non-qualified options granted.

      Although we may in the future file a registration statement covering the issuance of the options and underlying shares of common stock issuable pursuant to the 2000 Plan, we currently plan to use the exemption from registration set forth in Section 4(2) of the Securities Act and related rules and regulations due to the limited number, and of the relationship to the Company, of the persons currently anticipated to participate in the 2000 Plan. The common stock acquired through the exercise of the options may be reoffered or resold only pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act.

      If a change, such as a stock split, is made in our capitalization which results in an exchange or other adjustment of each share of common stock for or into a greater or lesser number of shares, appropriate adjustment shall be made in the exercise price and in the number of shares subject to each outstanding option. In the event of a stock dividend, each optionee shall be entitled to receive, upon exercise of the option, the equivalent of any stock dividend that the optionee would have received had he or she been the holder of record of the shares purchased upon exercise. The option committee also may make provisions for adjusting the number of shares subject to outstanding options if we have one or more reorganizations, recapitalizations, rights offerings, or other increases or reductions of shares of outstanding common stock.

      The Board of Directors may at any time terminate the 2000 Plan or make such amendments or modifications to the 2000 Plan that the Board of Directors deems advisable, except that no amendments may impair previously outstanding options and amendments that materially modify eligibility requirements for receiving options, that materially increase the benefits accruing to persons eligible to receive options, or that materially increase the number of shares under the 2000 Plan must be approved by our shareholders.

      The incentive options issuable under the 2000 Plan are structured to qualify for favorable tax treatment provided for "incentive stock options" by Section 422 of the Internal Revenue Code. All references to the tax treatment of the incentive options are under the Code as currently in effect. Pursuant to Section 422 of the Code, optionees will not be subject to federal income tax at the time of the grant or at the time of exercise of an incentive option. In addition, provided that the stock underlying the incentive option is not sold less than two years after the grant of the incentive option and is not sold less than one year after the exercise of the incentive option, then the difference between the exercise price and the sales price will be treated as long-term capital gain or loss. An optionee also may be subject to the alternative minimum tax upon exercise of his incentive options. We will not be entitled to receive any income tax deductions with respect to the granting or exercise of incentive options or the sale of the common stock underlying the incentive options.

      Non-qualified options will not qualify for the special tax benefits given to incentive options under Section 422 of the Code. An optionee does not recognize any taxable income at the time the optionee is granted a non-qualified option. However, upon exercise of these options, the optionee recognizes ordinary income for federal income tax purposes measured by the excess, if any, of the then fair market value of the shares over the exercise price. The ordinary income recognized by the optionee will be treated as wages and will be subject to income tax withholding by the Company. Upon an optionee's sale of shares acquired pursuant to the exercise of a non-qualified option, any difference between the sale price and the fair market value of the shares on the date when the option was exercised will be treated as long-term or short-term capital gain or loss. Upon an optionee's exercise of a non-qualified option, we will be entitled to a tax deduction in the amount recognized as ordinary income to the optionee provided that the compensation amount is reasonable and we satisfy the applicable reporting requirements required under U.S. Treasury regulations.

      No options are outstanding under the 2000 Plan.

      Required Vote; Board Recommendation

      The approval of holders of shares representing a majority of the votes represented at the special meeting will be necessary to adopt the 2000 Plan.

      The Board of Directors unanimously recommends a vote "FOR" the proposal to adopt the 2000 Plan.

           3.  PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF
          INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK

      The Board of Directors has unanimously approved, and recommends to the shareholders the approval of, amending our Articles Of
Incorporation to authorize the issuance of up to 250,000,000 shares of common stock. Our Articles Of Incorporation currently authorize the issuance of up to 50,000,000 shares of common stock.

      If no action is taken to increase the authorized common stock, based on the number of shares currently outstanding, as of November 20, 2000, we would be able to issue 91,928 additional shares of common stock after excluding shares reserved for the issuance of options and warrants to purchase common stock and upon conversion of our convertible Class A Preferred Stock. If the proposal to increase authorized capital is approved by shareholders, we will have 200,091,928 unissued and unreserved shares of common stock available for issuance in the future.

      The Board believes that the additional shares of common stock resulting from the increase in authorized capital should be available for issuance from time to time as may be required for various purposes, including the issuance of common stock in connection with financing or acquisition transactions, including the reservation of common stock to be issued in connection with the proposed private placement of convertible notes described below, the issuance of common stock to employees and consultants in lieu of compensation and the issuance or reservation of common stock for employee stock options.

      We anticipate that in the future we will consider a number of possible financing and acquisition transactions that may involve the issuance of additional equity, debt or convertible securities. If the proposed increase in authorized capital is approved, the Board would be able to authorize the issuance of shares for these purposes without the necessity, and related costs and delays, of either calling a special shareholders' meeting or of waiting for the regularly scheduled annual meeting of shareholders in order to increase the authorized capital. If in a particular instance stockholder approval were required by law or otherwise deemed advisable by the Board, then the matter would be referred to the shareholders for their approval regardless of whether a sufficient number of shares previously had been authorized. The shareholders are not entitled to preemptive rights with respect to the issuance of any authorized but unissued shares.

      In September 2000, we received a proposed term sheet to sell convertible promissory notes (the "Notes") in the aggregate amount of $750,000 in a private placement transaction pursuant to exemptions from federal and state registration requirements (the "Notes Offering"). The proposed increase in the number of shares of authorized common stock will need to be approved in order to complete the transactions contemplated by the proposal. The Company currently is not in active discussions concerning the Notes Offering. If the Notes Offering occurs, the Company anticipates that the material terms and conditions of the Notes Offering will be as follows, subject to negotiation of final documents:

      * A total of $750,000, payable in two tranches, will be received by the Company in exchange for issuance of the Notes. The first tranche, in the aggregate amount of $400,000, will be payable upon the completion of the sale of the Notes (the "First Tranche"). The second tranche, in the aggregate amount of $350,000, will be payable upon effectiveness of the Registration Statement (defined below).

      * The Notes will be immediately convertible into shares of common stock at a rate equal to the lesser of (i) $.075, or
         (ii) the average of the three lowest inter-day trading prices during the 10 trading days immediately preceding the date of conversion, discounted by 35% (the "Conversion Rate"). The full principal amount of the Notes shall be due one year after issuance. Accrued interest on the full principal amount at the rate of 12 percent per year shall be due and payable quarterly. Holders of the Notes shall have the right in their discretion to receive the interest portion of the Notes in cash or common stock at the Conversion Rate.

       * Holders of the Notes also will receive warrants (the "Warrants") to purchase one share of common stock for each $1.00 of Notes purchased in the Notes Offering. The Warrants shall be exercisable for a period of three years from the date of issuance at an exercise price equal to (i) the Registration Price (defined below) or (ii) the average of the three lowest inter-trading day prices during the 10 trading days immediately preceding the date of exercise. The Warrants shall be exercisable by using the equity value of a portion of the Warrants to pay the exercise price for other Warrants without the payment of cash and shall entitle the Warrant holders to participate in certain underwritten public offerings by the Company of its common stock.

      * Within 30 days of the closing date of the Notes Offering (the "Registration Period"), the Company will be required to register on Form SB-2 (the "Registration Statement") the transfer of a number of shares equal to 200% of the number of shares of common stock issuable upon conversion of the Notes and exercise of the Warrants. This registration is to be effected at a price equal to the lesser of (i) $.075 or (ii) the average of the three lowest inter-day trading prices during the 10 trading days immediately preceding the closing date of the Notes Offering, discounted by 35% (the "Registration Price"). If the Registration Statement does not become effective during the Registration Period, the Company will be required to pay to the holders of the Notes each month until the effective date of the Registration Statement an amount equal to 2% of the full principal amount and accrued interest on the Notes. Holders of the Notes shall have the right in their discretion to receive such payments in cash or common stock at a rate equal to the average of the three lowest inter-trading day prices during the 10 trading days immediately preceding the date such payments were due.

      The proceeds, if any, from the sale of the Notes will be used for working capital needs.

      The increase in authorized common stock also is necessary in order to have sufficient shares available for issuance pursuant to the 2000 Stock Option Plan described above under "2. Proposal To Adopt 2000 Stock Option Plan".

      The proposed change in capital is not intended to have any anti-takeover effect and is not part of any series of anti-takeover measures contained in any debt instruments, the Articles Of Incorporation or Bylaws in effect on the date of this proxy statement. However, shareholders should note that the availability of additional authorized and unissued shares of common stock could make any attempt to gain control of the Company or the Board more difficult or time consuming and that the availability of additional authorized and unissued shares might make it more difficult to remove current management. Although the Board currently has no intention of doing so, shares of common stock could be issued by the Board to dilute the percentage of common stock owned by a significant stockholder and increase the cost of, or the number of, voting shares necessary to acquire control of the Board or to meet the voting requirements imposed by Nevada law with respect to a merger or other business combination involving the Company. We are not aware of any proposed attempt to take over the Company or of any attempt to acquire a large block of common stock. We have no present intention to use the increased authorized common stock for anti-takeover purposes.

      If the proposal to increase authorized common stock is approved by the shareholders, we will file amended Articles Of
Incorporation with the Nevada Secretary Of State in order to effect the increase in authorized common stock.


      Required Vote; Board Recommendation

      The affirmative vote of a majority of the outstanding shares of common stock, whether represented in person or by proxy, is required at the special meeting in order to approve amendment of the Articles Of Incorporation to increase authorized common stock. The Board of Directors unanimously recommends that the shareholders vote in favor of the proposal to increase authorized common stock.

            4.  PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF
            INCORPORATION TO CHANGE THE NAME OF THE COMPANY

      At a meeting held in November 2000, the Board of Directors approved, and recommended to the Company's shareholders the approval of, changing the name of the Company from First Entertainment
Holding Corp. to F2 Broadcast Network Inc.

      The Board of Directors believes that the name F2 Broadcast Network Inc. will more accurately reflect our current emphasis on internet broadcasts of video and audio using streaming technology rather than our historical lines of business. Historically, our revenues have been derived primarily from the operation, through subsidiaries, of a radio station located in Gillette, Wyoming and of a comedy club located in Denver, Colorado. We recently have refocused on generating an additional line of business based on internet video production (on a fee-for-service basis primarily to pgatour.com, pga.com and quokka.com) as well as on advertising, referral and commission revenues that may be derived from operation of our internet destination located at http://www.f2network.com.

      The Board of Directors has determined that the proposed name change is in the best interests of the Company and its shareholders. If approved by the shareholders at the special meeting, this name change will be effected by filing Amended Articles Of Incorporation of the Company with the Nevada Secretary Of State.

      An affirmative vote of the majority of the outstanding shares is required to approve the name change.

      The Board of Directors unanimously recommends a vote "FOR" the proposal to amend our Articles Of Incorporation to change our name.

                     5.  THE REVERSE STOCK SPLIT

Recommendation of the Board of Directors.

      Reverse Stock Split. The Board of Directors has unanimously approved and proposed for shareholder approval a reverse stock split in a range from 1-for-10 to 2-for-3. We believe that the reverse stock split may be beneficial to us due to the large number of shares that are outstanding. We believe that the low trading prices of the common stock may impair efficiency of the market for the common stock and that brokerage commissions on the purchase or sale of a relatively lower priced stock generally tend to represent a higher percentage of the sales price that the commission on a relatively higher priced stock. We believe that the reverse stock split will improve these factors and may inure to the benefit of our shareholders, the Company and the market for the common stock.

      If the reverse stock split were effected, we would have fewer shares outstanding. A reduction in the number of shares would increase the book value per share as well as the earnings (or loss) per share. These increases could make the common stock more attractive to larger brokerage houses, thereby possibly expanding the group of brokers interested in making a market for the common stock. Nevertheless, we cannot predict what effect the reverse stock split would have on the market price of the common stock.

      If the reverse stock split is approved by the shareholders, the ratio and effective time for the reverse stock split will be as determined by our Board of Directors. Between each 10 shares and 1.5 shares of common stock at the effective time shall be deemed to be one share of common stock without further action by our shareholders. It will not be necessary for a shareholder to exchange certificates representing stock issued prior to the reverse stock split for certificates representing shares resulting after the reverse stock split.

      If the reverse stock split is effected, we will not issue certificates for fractional shares. Instead, persons who are shareholders at the effective time of the reverse stock split and who otherwise would be entitled to a fractional share would be issued one whole share. All shares of common stock held by a record holder will be aggregated for purposes of computing the number of shares of common stock subject to the reverse stock split.

      We have not sought and do not intend to seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the reverse stock split. Based on consultation with counsel, we believe that a shareholder who does not receive cash in connection with the reverse stock split would not recognize any gain or loss on the exchange and we would not recognize any gain or loss as a result of the reverse stock split.

      An affirmative vote of the majority of the outstanding shares is required to approve the reverse stock split.

      The Board of Directors unanimously recommends that the holders of common stock vote "FOR" approval of the reverse stock split.

               6.  PROPOSAL TO RATIFY THE SELECTION OF
               GORDON, HUGHES & BANKS, LLP AS AUDITORS

      The Board of Directors recommends that our shareholders vote in favor of ratifying the selection of the certified public accounting firm of Gordon, Hughes & Banks, LLP of Denver, Colorado as the auditors who will continue to audit our financial statements, review tax returns, and perform other accounting and consulting services for the year ending December 31, 1999 or until the Board of Directors, in its discretion, replaces them. Gordon, Hughes & Banks, LLP has audited the Company's financial statements since the fiscal year ended December 31, 1997.

      An affirmative vote of the majority of shares represented at the meeting is necessary to ratify the selection of auditors. There is no legal requirement for submitting this proposal to the shareholders; however, the Board of Directors believes that it is of sufficient importance to seek ratification. Whether the proposal is approved or defeated, the Board may reconsider its selection of Gordon, Hughes & Banks, LLP. It is expected that one or more representatives of Gordon, Hughes & Banks, LLP will be present at the Special Meeting and will be given an opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

      The Board of Directors recommends a vote "FOR" the proposal to ratify the selection of Gordon, Hughes & Banks, LLP as auditors.

                             OTHER BUSINESS

      We are not aware of any other matters that are to be presented at the special meeting, and we have not been advised that any other person will present any other matters for consideration at the meeting. Nevertheless, if other matters should properly come before the special meeting, the shareholders present, or the persons, if any, authorized by a valid proxy to vote on their behalf, shall vote on such matters in accordance with their judgment. See below, "Resolutions Proposed By Individual Shareholders; Discretionary Authority To Vote Proxies".

                          VOTING PROCEDURES

      Votes at the special meeting of shareholders are counted by an inspector of election appointed by the chairman of the meeting. If a quorum is present, an affirmative vote of a majority of the votes entitled to be cast by those present in person or by proxy is required for the approval of items submitted to shareholders for their consideration, including the election of directors, unless a different number of votes is required by statute or our Articles Of Incorporation. Under Nevada law, the proposal to amend our Articles Of Incorporation to increase the number of shares of authorized common stock requires the approval of a majority of all the outstanding shares. Abstentions by those present at the meeting are tabulated separately from affirmative and negative votes and do not constitute affirmative votes. If a shareholder returns his proxy card and withholds authority to vote for any or all of the nominees, the votes represented by the proxy card will be deemed to be present at the meeting for purposes of determining the presence of a quorum but will not be counted as affirmative votes. Shares in the name of brokers that are not voted are treated as not present.

          RESOLUTIONS PROPOSED BY INDIVIDUAL SHAREHOLDERS;
               DISCRETIONARY AUTHORITY TO VOTE PROXIES

      In order to be considered for inclusion in the proxy statement and form of proxy relating to our annual meeting of shareholders following the end of our 2000 fiscal year, proposals by individual shareholders must be received by us no later than January 2, 2001.

      In addition, the proxy solicited by the Board of Directors for the next annual meeting of shareholders will confer discretionary authority on any shareholder proposal presented at that meeting unless we are provided with notice of that proposal no later than March 16, 2001.

               AVAILABILITY OF REPORTS ON FORM 10-KSB

      UPON WRITTEN REQUEST, THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999 TO ANY OF THE COMPANY'S SHAREHOLDERS OF RECORD OR TO ANY SHAREHOLDER WHO OWNS THE COMPANY'S COMMON STOCK LISTED IN THE NAME OF A BANK OR BROKER AS NOMINEE AT THE CLOSE OF BUSINESS ON OCTOBER 31, 2000. ANY REQUEST FOR A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB SHOULD BE MAILED TO THE SECRETARY, FIRST ENTERTAINMENT HOLDING CORP., 5495 MARION STREET, DENVER, COLORADO 80216, (303) 382-1500.


                     INCORPORATION BY REFERENCE

      We are incorporating by reference into this proxy statement the following information included in a report filed by us with the
SEC:

       *    Items 6 (Management's Discussion And Analysis Of
            Financial Condition And Results Of Operations) and 7
            (Financial Statements) included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999.

       * Item 1 (Financial Statements) and Item 2 (Management's Discussion And Analysis Of Financial Condition And
            Results of Operations) included in the Company's
            Quarterly Report on Form 10-QSB for the six months ended June 30, 2000.

       * Item 1 (Financial Statements) and Item 2 (Management's Discussion And Analysis Of Financial Condition And Results of Operations) included in the Company's Quarterly Report on Form 10-QSB for the nine months ended September 30, 2000.

      A copy of the Company's Annual Report on Form 10-KSB is being mailed to each shareholder with this proxy statement. A copy of the September 30, 2000 and June 30, 2000 Forms 10-QSB and other reports filed by the Company with the SEC can be found at the SEC's website located at http://www.sec.gov.

                    FORWARD-LOOKING STATEMENTS

      This proxy statement includes "forward-looking" statements. All statements other than statements of historical facts included in this proxy statement regarding our financial position, business strategy, and plans and objectives of management of the Company for future operations and capital expenditures, are forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements and the assumptions upon which the forward-looking statements are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Additional statements concerning important factors that could cause actual results to differ materially from our expectations ("Cautionary Statements") are disclosed in the "Forward-Looking Statement-Cautionary Statements" section of our Annual Report on Form 10-KSB for the year ended December 31, 1999 and other documents filed by us with the SEC. All written and oral forward-looking statements attributable to the Company or persons acting on its behalf subsequent to the date of this proxy statement are expressly qualified in their entirety by the Cautionary Statements.

      This notice and proxy statement are sent by order of the Board of Directors.



Dated:  November 29, 2000                    Howard Stern
                                             Chairman Of The Board and
                                             Chief Executive Officer









                         THIS IS YOUR PROXY.
                       YOUR VOTE IS IMPORTANT.

            Regardless of whether you plan to attend the Special Meeting of Shareholders, you can ensure your shares are represented at the Meeting by promptly completing and returning your proxy (attached below) in the enclosed envelope. Thank you for your attention to this important matter.












PROXY                                                          PROXY

            For the Special Meeting Of Shareholders of
                 FIRST ENTERTAINMENT HOLDING CORP.
        Proxy Solicited on Behalf of the Board of Directors


       The undersigned hereby appoints Howard Stern and Douglas R. Olson, or either of them, as proxies with full power of substitution to vote all the shares of the undersigned with all of the powers which the undersigned would possess if personally present at the Special Meeting of Shareholders of First Entertainment Holding Corp. (the "Company"), to be held at 10:00 A.M. on December 27, 2000, at The Comedy Works, 1226 15th Street, Denver, CO 80202, or any adjournments thereof, on the following matters set forth on the reverse side:




X  Please mark
     votes as in
     this example.


Unless contrary instructions are given, the shares represented by this proxy will be voted in favor of Items 1, 2, 3, 4, 5 and 6.
This proxy is solicited on behalf of the Board of Directors of the Company.



1.    ELECTION OF DIRECTORS

      Nominees: Douglas R. Olson, William Rubin, Howard Stern and Michael Marsowicz.

      FOR ALL NOMINEES  --         WITHHELD FROM ALL NOMINEES  --

      FOR ALL NOMINEES EXCEPT AS NOTED ABOVE  ---

2.    Proposal to approve the Company's 2000 Stock Option Plan.

      ---FOR       ---AGAINST              ---ABSTAIN

3. Proposal to amend the Company's Articles Of Incorporation to increase authorized common stock.


      ---FOR       ---AGAINST              ---ABSTAIN

4. Proposal to amend the Company's Articles Of Incorporation to change the name of the Company to "F2 Broadcast Network Inc."

      ---FOR       ---AGAINST              ---ABSTAIN

5. Proposal to authorize the Company's Board Of Directors to determine, in the Board's discretion, to effect a reverse stock split of the Company's outstanding common stock.

      ---FOR       ---AGAINST              ---ABSTAIN

6. Proposal to ratify the selection by the Board of Directors of Gordon, Hughes & Banks, LLP as the independent certified accountants for the Company for the fiscal year ending
      December 31, 2000.

      ---FOR       ---AGAINST              ---ABSTAIN


7. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

      MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW  --

      EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE, DATE,
SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE.

(Please sign exactly as shown on your stock certificate and on the envelope in which this proxy was mailed. When signing as partner, corporate officer, attorney, executor, administrator, trustee, guardian, etc., give full title as such and sign your own name as well. If stock is held jointly, each joint owner should sign.)


Signature:  --------------------------------  Date:-----------------

Signature:  --------------------------------  Date:-----------------